EXHIBIT 5

U S WEST, Inc.
7800 East Orchard Road
Suite 480
Englewood, Colorado  80111

Stephen E. Brilz
Senior Counsel-Securities and
Assistant Secretary

December 16, 1994


U S WEST, Inc.
7800 East Orchard Road
Englewood, Colorado  80111

Ladies and Gentlemen:

I refer to the registration statement on Form S-8 (the
"Registration Statement") under the Securities Act of
1933, as amended, to be filed by U S WEST, Inc. a Colorado corporation, (the "Company"), with the Securities and Exchange Commission (the "Commission") on December 16, 1994. The Registration Statement covers 15,000,000 additional shares (the "Additional
Shares") of the Company's common stock, without par value, which may be issued from time to time pursuant to the U S WEST, Inc. 1994 Stock Plan (the "Plan").

I have made such legal and factual examinations and inquiries as I deemed advisable for the purpose of rendering this opinion. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of the Additional Shares. Based on my examination and inquiries, it is my opinion that the Additional Shares, upon issuance thereof in accordance with the terms of the Plan will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stephen E. Brilz

Stephen E. Brilz